Exhibit 10.1

August 28, 2008

Dear Peter:

On behalf of Acme Packet, Inc. it is with great pleasure that we offer you the position of Chief Financial Officer and Treasurer reporting to me, the undersigned, in my capacity as the Chief Executive Officer of the Company.  We believe you will make a major contribution to Acme Packet, Inc. and we are pleased to formally offer you this position.

Compensation: Your base salary will be $250,000 annually, earned and paid at the rate of $9,615.39 bi-weekly. In addition, beginning January 1, 2009 you will be eligible to participate in our 2009 Management Bonus Plan that will provide you with an annualized bonus opportunity equal to 50% of your base salary.

Stock Options: The Company is offering you options to purchase shares of the Company, as governed by the Acme Packet 2006 Equity Incentive Plan.  You will receive 300,000 Non-statutory stock options, vesting over 4 years, with the first installment vesting on the first anniversary of your start date and on a quarterly basis thereafter, until all of the Shares are fully vested. The exercise price per share of your options will be equal to the fair market value of the shares as of the close of business on the date the Board of Directors designates as the pricing date of your grant.

Acceleration of Vesting: In the event a Sale of the Company Transaction occurs, then the vesting of an appropriate number of those options that are outstanding immediately prior to such Sale of the Company Transaction and that have not already previously vested shall be accelerated such that fifty percent (50%) of such Unvested options shall be fully vested upon the occurrence of such Sale of the Company Transaction.

In the event that, at any time following a Sale of the Company Transaction, (i) you voluntarily terminate your employment with the Company following any relocation (without your written consent) by the Company to a location that increases your commute prior to such relocation by more than fifty miles, (ii) you suffer any material adverse change in authorities, duties or responsibilities or (iii) the Company terminates your employment with the Company for any reason or no reason (other than Cause), then the vesting of all options that are then outstanding and that have not already previously vested shall be accelerated such that all of such options shall be fully vested on the effective date of such termination by the Company or you, as the case may be.

Vacation: You will be entitled to three weeks paid vacation annually accrued at a rate of 4.616 hours bi-weekly.

Benefits: We are pleased to offer you medical insurance provided by Blue Cross Blue Shield and dental insurance provided by Benedent.  In addition, we are offering Life Insurance, Short-Term Disability, Long-Term Disability, and Accidental Death and Dismemberment.  We also offer a 401(k) plan through ADP Retirement Services and JP Morgan Chase Bank.  These benefits are subject to revision and change at the Company’s discretion.

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Employee Confidentiality, Inventions and Non-Competition Agreement, as well as an Employment Eligibility form (I-9 form) and any other legal documents that the Company requires its employees to sign.

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason.  In making this offer, the Company understands that you are not under any obligation to any former employer or any other person, firm or corporation which would prevent, limit or impair in any way the performance by you of your duties as an employee of the Company.

This offer can be accepted by countersigning the letter where indicated and faxing it to Human Resources at the confidential efax number               .

Peter, I am very excited to have you join us, and I look forward to a mutually beneficial relationship.  Your knowledge and previous experience will bring a significant contribution to Acme Packet at this stage of its growth.

Sincerely,

/S/ Andrew Ory

Andrew Ory
Chief Executive Officer

Acme Packet, Inc.

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

/S/ Peter Minihane	8/29/08
Peter Minihane	Date